Exhibit 5.1

October 9, 2009

Zhongpin Inc.
21 Changshe Road
Changge City, Henan Province
People’s Republic of China

Re:	Registration of Securities of Zhongpin Inc.

Ladies and Gentlemen:

We have acted as counsel for Zhongpin Inc, a Delaware corporation (the “Company”), in connection with the public offering of an aggregate of 4,000,000 shares (the “Underwritten Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), plus up to 600,000 additional shares of Common Stock (the “Additional Shares”) as may be necessary to cover over-allotments made in connection with the offering, pursuant to a shelf registration statement on Form S-3, as amended (File No. 333-160058) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”), and the prospectus included in the Registration Statement at the time the Registration Statement was declared effective on June 26, 2009 (the “Base Prospectus”), and the prospectus supplement thereto dated October 9, 2009 (the “Prospectus Supplement”), each filed with the Commission.  In this opinion letter, the Base Prospectus and Prospectus Supplement are collectively referred to as the “Prospectus”.  The Underwritten Shares and Additional Shares are collectively referred to as the “Shares”.

In connection with this opinion, we have examined the Registration Statement, the Prospectus, the Company’s Certificate of Incorporation, as amended to date, and the Company’s Bylaws, as amended to date, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion.  We have assumed without investigation the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents examined by us, whether or not they are originals, and the conformity of all copies or facsimile transmission to the originals of the same, whether or not they are certified to be true copies.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company against payment therefor at the price determined pursuant to resolutions of the Board of Directors of the Company, or a pricing committee thereof, will be validly issued, fully paid and non-assessable.

Zhongpin Inc.
October 9, 2009

We are members of the bar of the State of New York and we do not express any opinion concerning any law other than the Delaware General Corporation Law, the substantive law of the State of New York and the substantive federal laws of the United States.

We hereby consent to use of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated October 9, 2009 and to the reference to this firm under the heading “Legal Matters” in the Prospectus Supplement dated October 9, 2009 constituting part of the Registration Statement.  In giving our consent, we do not admit that we are in the category of person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ Pryor Cashman LLP